EXHIBIT 12.1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We consent to the reference to our name under the caption “Statement by Experts” and to the inclusion in Exhibit 12.6 of this Annual Report on Form 20-F of Rio Narcea Gold Mines, Ltd. of our report dated October 25, 2002 with respect to the consolidated financial statements of Rio Narcea Gold Mines, Ltd. for each of the years in the three-year period ended December 31, 2001.

/s/ Ernst & Young LLP

Toronto, Canada

October 25, 2002